SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                      -----------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )1


                          ImClone Systems Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   45245W109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 5, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)




        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

                |_|      Rule 13d-1(b)

                |X|      Rule 13d-1(c)

                |_|      Rule 13d-1(d)


--------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                                       13G


---------------------------------------------   --------------------------------

CUSIP No. 45245W109                             Page 2 of 5 Pages
---------------------------------------------   --------------------------------


---------- ---------------------------------------------------------------------
  1.       NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Merck KGaA
---------- ---------------------------------------------------------------------
 2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |_|


---------- ---------------------------------------------------------------------
  3.       SEC USE ONLY

---------- ---------------------------------------------------------------------
  4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Federal Republic of Germany
--------------------------------------- --------- ------------------------------
                                                        SOLE VOTING POWER
                                          5.
                                                                2,099,200
              NUMBER OF
               SHARES
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH

--------------------------------------- --------- ------------------------------
                                                        SHARED VOTING POWER
                                          6.
                                                                0
                                        --------- ------------------------------
                                                        SOLE DISPOSITIVE POWER
                                          7.

                                                                2,099,200
                                        --------- ------------------------------
                                                        SHARED DISPOSITIVE POWER
                                          8.

                                                                0
---------- ---------------------------------------------------------------------
  9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,099,200
---------- ---------------------------------------------------------------------
  10.
           CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (9) EXCLUDES CERTAIN SHARES*                                  |_|
---------- ---------------------------------------------------------------------
  11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                6.5%
---------- ---------------------------------------------------------------------
  12.
           TYPE OF REPORTING PERSON*

                CO
---------- ---------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

ImClone Systems Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

180 Varick Street, New York, NY 10014

Item 2(a).  Name of Person Filing:

Merck KGaA

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Frankfurter Strasse 250, D-64293 Darmstadt, Federal Republic of Germany

Item 2(c).  Citizenship:

Federal Republic of Germany

Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

45245W109

Item 3. If This  Statement is Filed  Pursuant to Rule 13d-1 (b), or 13d-2 (b) or
(c), Check Whether the Person Filing is a:

        (a)      |_|      Broker or dealer registered under Section 15 of the
                          Exchange Act.

        (b)      |_|      Bank as defined in Section 3 (a) (6) of the Exchange
                          Act.

        (c)      |_|      Insurance company as defined in Section 3 (a) (19) of
                          the Exchange Act.

        (d)      |_|      Investment company registered under Section 8 of the
                          Investment Company Act.

        (e)      |_|      An investment adviser in accordance with
                          Rule 13d-1 (b) (1) (ii) (E);

        (f)      |_|      An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1 (b) (1) (ii) (F);

        (g)      |_|      A parent holding company or control person in
                          accordance with Rule 13d-1 (b) (1) (ii) (G)

        (h)      |_|      A savings association as defined in Section 3 (b) of
                          the Federal Deposit Insurance Act;

        (i)      |_|      A church plan that is excluded from the definition of
                          an investment company under Section 3 (c) (14) of the Investment Company Act;

        (j)      |_|      Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

Item 4.  Ownership.

        (a)  Amount beneficially held:

2,099,200 shares

         (b)  Percent of class:

6.5%

         (c)  Number of shares as to which such person has:

         (i)  Sole power to vote or to direct the vote:

2,099,200

         (ii)  Shared power to vote or to direct the vote:

0

         (iii)  Sole power to dispose or to direct the disposition of:

2,099,200

         (iv)  Shared power to dispose or to direct the disposition of:

0

Item 5.  Ownership of Five Percent or Less of a Class.

NOT APPLICABLE.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NOT APPLICABLE.

Item 8.  Identification and Classification of Members of the Group.

NOT APPLICABLE.

Item 9.  Notice of Dissolution of Group.

NOT APPLICABLE.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                Date:  January 11, 2001




                                                MERCK KGaA


                                                By: /s/ Michael Volz
                                                    ----------------
                                                Name: Michael Volz
                                                Title: Legal Counsel